Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Femasys Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, reserved for future issuance under the 2021 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	866,295(2)	$1.55(3)	$1,342,757.25	0.00014760	$198.19
Equity	Common Stock, $0.001 par value per share, reserved for future issuance under the Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	216,573(4)	$1.31(5)	$283,710.63	0.00014760	$41.88
Total Offering Amounts					$1,879,859.01		$240.07
Total Fee Offsets							-
Net Fee Due							$240.07

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the common stock of Femasys Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)
Represents 866,295 additional shares of the Registrant’s common stock that were automatically added to the shares authorized for issuance under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) on January 1, 2024, pursuant to an annual “evergreen” increase provision contained in the 2021 Plan.

(3)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $1.55 was computed by averaging the high and low prices of a share of the Registrant’s common stock as reported on The Nasdaq Capital Market on March 28, 2024.

(4)
Represents 216,573 additional shares of the Registrant’s common stock that were automatically added to the shares authorized for issuance under the Registrant’s Employee Stock Purchase Plan (the “ESPP”) on January 1, 2024, pursuant to an annual “evergreen” increase provision contained in the ESPP.

(5)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is equal to 85% of $1.55, which was computed by averaging the high and low prices of a share of the Registrant’s common stock as reported on The Nasdaq Capital Market on March 28, 2024. Under the ESPP, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant’s common stock on the offering date or the purchase date, whichever is less.